Exhibit 10.1

RETENTION AGREEMENT

RETENTION AGREEMENT (this "Agreement") made as of this 5 day of April 2022 , by and among UNITY BANK, a New Jersey state bank with its principal place of business located at 64 Old Highway 22, Clinton, New Jersey 08809 (the "Bank"), UNITY BANCORP, INC. a New Jersey corporation with its principal place of business located at 64 Old Highway 22, Clinton, New Jersey 08809 ("Unity") (Bank and Unity collectively, "Employer"), and George A. Boyan, an individual residing at 61Millbrook Road, New Vernon, NJ 07976 (the "Executive").

WITNESSETH:

WHEREAS, Executive is being retained by Employer as an executive officer of Unity and the Bank in the position of Executive Vice President and Chief Financial Officer; and

WHEREAS, as a condition to Executive’s employment, Employer and executive are entering into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.Termination. Executive may be terminated at any time, without prejudice to Executive's right to compensation or benefits as provided herein or pursuant to any other benefit plan or policy of Employer. Executive's rights upon a termination shall be as follows:
(a)Cause. Employer may terminate Executive for "cause." Upon such a termination, Executive shall be entitled to no further compensation or employment related benefits from and after the date of such termination, except for the payment of accrued and unpaid compensation through the date of such termination and except for the provision of any statutorily required benefits. As used in this Agreement, the term "cause" shall mean the Executive's dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar minor offenses which do not adversely effect Employer's reputation or standing in the community) or a material breach of any provision of this Agreement. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company.
(b)Termination Without Cause. Upon a termination of Executive's employment by Employer without "cause," Executive shall be entitled to receive a payment equal to twelve (12) months of his then current Base Salary (as defined below). For purposes of this Agreement, Executive's "Base Salary" at any time shall be the Executive's annual salary most recently approved by the Board of Directors of Employer or any committee thereof. Such payment shall be made to Executive in a single lump sum payment to be made in accordance with Section 17 hereof. In addition, Employer shall continue to provide the Executive with the hospital, health, medical and life insurance benefits which the Executive is receiving at the time of such termination for a period of twelve (12) months after such termination. Executive shall also be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which the Executive has not yet been paid.

The Executive shall have no duty to mitigate damages in connection with his termination by Employer without "cause." However, it is understood and agreed that, upon receiving a lump sum payment of any amounts which may become due under this paragraph (b), no further amounts shall be owed to the

Executive and the Employer shall have no further obligation to provide any further benefits to the Executive, except as expressly set forth herein. It is also understood and agreed that, notwithstanding any provisions of this paragraph (b) and in the event the Executive obtains new employment during any period that the Employer is obligated to provide hospital, health, medical and life insurance benefits hereunder and such new employment provides for hospital, health, medical and life insurance benefits in a manner substantially similar to the benefits to be provided by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder.

(c)Resignation With Cause. Executive shall have the right to resign his employment with Employer at any time hereunder, providing notice as required by the Employer's employment related policies then in effect. In the event such a resignation is for "good cause" (as defined below), such resignation shall be deemed a termination without "cause" under paragraph (b) hereof, and Executive shall, solely in the event the Executive delivers a written resignation for ”good cause" to the Employer within 15 days of the occurrence of either of the events described in subparagraphs (i) and (ii) of this paragraph (c), be entitled to receive all such amounts and benefits as are provided for under such paragraph (b) above.

For purposes of this provision, the term "good cause" shall mean any of the following:

(i)A material reduction in Executive's duties, responsibilities, title or employment status from its level as of the date hereof; or
(ii) Any reduction in Executive's Base Salary.
2.Change in Control:
(a)For purposes of this Agreement, a "Change in Control" shall mean:
(i)a reorganization, merger, consolidation or sale of all or substantially all of the assets of Unity or a similar transaction in which Unity is not the resulting entity; or
(ii)individuals who constitute the Incumbent Board (as herein defined) of Unity cease for any reason to constitute a majority thereof; or
(iii)the occurrence of an event of a nature that would be required to be reported in response to Item 1 of the Current Report on Form 8-K, as then in effect, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or
(iv)Without limitation, a "change in control" shall be deemed to have occurred at such time as any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than Unity or the trustees or any administrator of any employee stock ownership plan and trust, or any other employee benefit plans, established by Employer from time-to-time is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of Unity representing 35% or more of Unity's outstanding securities ordinarily having the right to vote at the election of directors; or
(v)A proxy statement soliciting proxies from stockholders of Unity is disseminated by someone other than the current management of Unity, seeking stockholder approval of a plan of reorganization, merger or consolidation of Unity or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by Unity, and the proponent of such proxy statement shall have obtained the vote required to approve such proposal; or

(vi)A tender offer is made for 35% or more of the voting securities of Unity and shareholders owning beneficially or of record 35% or more of the outstanding securities of Unity have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

For these purposes, "Incumbent Board" means the Board of Directors of Unity on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as if he were a member of the Incumbent Board.

(b)Upon the occurrence of a Change in Control, and, in connection with such Change in Control, if Executive's employment with Employer and/or its successors is terminated within eighteen (18) months of such Change in Control, regardless of whether such termination is by Employer or its successor, through Executive's resignation of employment with Employer or its successor with or without good cause, or Executive's failure to accept an offer of employment with any successor to Employer, Executive shall be entitled to receive a payment equal to twenty-four (24) months of the Executive's Base Salary plus any cash bonus received by the Executive for the Employer's preceding fiscal year. Such payment shall be made to Executive in a single lump sum payment and shall be made in accordance with Section 17 hereof. In addition to the foregoing, Executive shall, during the twenty-four (24) months following the termination of his employment be entitled to receive from Employer or its successor, hospital, health, medical and life insurance benefits on the terms and at the same cost to Executive as Executive was receiving such benefits upon the date of termination of Executive's employment. Notwithstanding the preceding sentence, in the event the Executive obtains new employment during any period that the Employer is obligated to provide hospital, health, medical and life insurance benefits hereunder and such new employment provides for hospital, health, medical and life insurance benefits in a manner substantially similar to the benefits to be provided by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder. It is hereby understood and agreed that payments that may become due to the Executive under this paragraph (b) shall be in lieu of, and not in addition to, any payments the Executive may be entitled to under paragraph (b) or (c) of Section 1 hereof. Notwithstanding the forgoing, upon a Change in Control, Executive shall not have the right to receive the payments provided for above due to the Executive's resignation of employment with Employer or its successor (other than for cause under paragraph (c) of Section 1 hereof) or Executive's failure to accept an offer of employment with any successor to Employer if, following such transaction, (i) a majority of the individuals constituting the Board of the resulting entity are members of the Incumbent Board and (ii) a majority of the "senior officer positions" of the resulting entity are held by individuals who held "senior officer positions" with the Employer prior to such transaction.

For purposes hereof, the "senior officer positions" shall include such of the following positions as the Employer shall separately maintain prior to any such transaction: the Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, and Chief Administrative Officer/Director of Sales.

(c)Upon the occurrence of a Change in Control, subject to paragraph (d) hereof, the vesting period for any unvested stock options or unvested awards of Unity common stock previously granted to Executive shall accelerate and become fully vested on the date of the Change in Control.
(d)Notwithstanding anything contained in this Section 2 above, in the event all compensation to be provided to Executive conditioned upon the occurrence of a Change in Control, whether under this Agreement or in connection with any other agreement or benefit plan of the Employer to which Executive is a party or in which he participates, exceeds 2.99 times the Executive's Base Amount, as that term is defined under Section 280G of the Internal Revenue Code and regulations of the Internal Revenue Service promulgated thereunder, the total compensation to be paid to the Executive shall be reduced to an amount that is $1.00 less than 2.99 times the Executive's Base Amount. Executive shall have the right to determine which benefits to which he would otherwise be entitled shall be reduced.
3.No Guaranty of Employment. Nothing in this Agreement shall be construed to guarantee the employment of the Executive. Executive shall remain an "employee at will" of Employer at all times during the term of this Agreement.
4.Notices. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent: (i) by registered or certified U.S. mail, return receipt requested; (ii) by hand; (iii) by overnight courier; or (iv) by telecopier addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to time designate by written notice, given in accordance with the terms of this Section 4, together with copies thereof as follows:

In the case of the Executive, to the address set forth on the first page hereof or to such other address as Executive shall provide in writing to the Employer for the provisions of notice hereunder.

In the case of Employer, to the address set forth on the first page hereof, with a copy to:

Windels Marx Lane & Mittendorf,

LLPAttn: Robert A Schwartz, Esq.

120 Albany Street Plaza New Brunswick, NJ 08901

Telecopier No. (732) 846-8877

Notice given as provided in this Section 4 shall be deemed effective: (i) on the date hand delivered; (ii) on the first business day following the sending thereof by overnight courier; (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service; or (iv) on the date telecopied.

5.Term. This Agreement shall have a term of three years from the date hereof; provided, however, that in the event the term of this Agreement would terminate at any time after the Employer has engaged in substantive negotiations regarding a transaction which would lead to a Change in Control, this Agreement shall continue to remain in full force in effect until the earlier to occur of (i) the effectuation of such transaction leading to a Change in Control or (ii) the termination of the negotiations for the proposed transaction which would have resulted in the Change in Control. Notwithstanding the preceding sentence or any other provision of this Agreement, the term of this Agreement shall immediately end upon: (i) the Bank or Unity entering into a Memorandum of Understanding with the Federal Deposit Insurance Corporation ("FDIC") or the New Jersey Department of Banking and Insurance ("NJDBI"); (ii) a cease-and-desist order being issued with respect to the Bank or Unity by the FDIC or the NJDBI; or (iii) receipt by either the Bank or Unity of any notice under Federal or state law, which in any way restricts the payment of any amount or benefits which may become due under this Agreement. It is hereby understood and agreed that, upon the termination of the term of this Agreement due to the occurrence of any of the events described in the foregoing clauses (i), (ii) or (iii), this Agreement shall be deemed terminated and the Employer shall have no further obligation to pay any amounts to the Executive or provide any further benefits to the Executive. Notwithstanding the forgoing, upon the occurrence of the events described in clauses (i), (ii) or (iii) above, the Boards of Directors of Unity and the Bank may, by joint resolution of both Boards, waive the termination of this Agreement and elect to maintain this Agreement in full force and effect, subject to the terms, including the term set forth above, of this Agreement.

6.Confidential Information

(a)As used herein, "Confidential Information" means any confidential or proprietary information relating to the Employer and its affiliates including, without limitation, the identity of the Employer's customers, the identity of representatives of customers with whom the Employer has dealt, the kinds of services provided by the Employer to customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, customer preferences and policies, pricing information, business and marketing plans, financial information, budgets, compensation or personnel records, information concerning the creation, acquisition or disposition of products and services, vendors, software, data processing programs, databases, customer maintenance listings, computer software applications, research and development data, know-how, and other trade secrets.

Notwithstanding the above, Confidential Information does not include information which: (i) is or becomes public knowledge without breach of this Agreement; or (ii) is received by Executive from a third party without any violation of any obligation of confidentiality and without confidentiality restrictions; provided, however, that nothing in this Agreement shall prevent the Executive from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law; provided further, however, that the Executive will provide the Employer with prompt notice of such request so that the Employer may seek (with the cooperation of the Executive, if so requested by the Employer), a protective order or other appropriate remedy and/or waiver in writing of compliance with the provisions of this Agreement. If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

(b) At all times, both during the period of Executive's services for the Employer and after termination of Executive's services, the Executive will keep in strictest confidence and trust all Confidential Information and the Executive will not directly or indirectly use or disclose to any third-party any Confidential Information, except as may be necessary in the ordinary course of performing the Executive’s duties for the Employer, or disclose any Confidential Information, or permit or encourage any other person or entity to do so, without the prior written consent of the Employer except as may be necessary in the ordinary course of performing the Executive’s duties for the Employer.

(c) The Executive agrees to return promptly all Confidential Information in tangible form, including, without limitation, all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks, mobile or remote computers (including personal digital assistants) or in any other manner to the Employer at any time that the Employer makes such a request and automatically, without request, within five days after the termination of the Executive's performance of services for the Employer for any reason.

7.Assignability. Neither this Agreement nor the rights or obligations of Executive hereunder may be assigned, whether by operation of law or otherwise. This Agreement shall be binding upon the Employer, its successors and assignees. The Bank and Unity shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank and Unity, to expressly and unconditionally agree to assume and discharge the obligations of the Bank and Unity under this Agreement, in the same manner and to the same extent that the Bank and Unity would be required to perform if no such succession or assignment had taken place:

8.Waiver. The waiver by Employer or the Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent or other breach hereof.

9. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to principles of conflict of laws.

10.Entire Agreement: Termination of Change in Control Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be amended, waived, changed, modified or discharged, except by an agreement in writing signed by the parties hereto.

11.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

12.Amendment. This Agreement may be modified or amended only by an amendment in writing signed by both parties.

13.Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

14.Section Headings. The headings contained in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

15.Fees and Expenses. If any party to this Agreement institutes any action or proceeding to enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the non-prevailing party all legal costs and expenses incurred by the prevailing party in such action, including, but not limited to, reasonable attorney's fees and other reasonable legal costs and expenses.

16.Legal Representation. The Executive hereby acknowledges that Executive was given the opportunity to consult with independent legal counsel regarding this Agreement prior to his execution of this Agreement.

17.Release. All payments and benefits under Sections 1 or 2 hereof shall be contingent upon Executive executing a general release of claims in favor of Unity, its subsidiaries and affiliates, and their respective officers, directors, shareholders, partners, members, managers, agents or employees, and which must be executed by the Executive no later than the twenty second (22nd) day after the termination of Executive's employment. Payments under this Agreement that are contingent upon such release shall, subject to Section 18, commence within eight (8) days after such release becomes effective; provided, however, that if Executive's termination of employment occurs on or after November 15 of a calendar year, then severance payments shall, subject to the effectiveness of such release and Section 18, commence on the first business day of the following calendar year.

18.Section 409A Compliance. If the Executive is a "specified employee" for purposes of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to this Agreement which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination. Should this Section 18 result in a delay of payments to the Executive, on the first day any such payments may be made incurring a penalty pursuant to Section 409A (the "409A Payment Date"), the Employer shall begin to make such payments as described in this Section 18, provided that any amounts would have been paid earlier but for application of this Section 18 shall be paid in lump-sum of the 409A Payment Date.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective hands and seals as of the day and year first above written.

ATTEST:UNITY BANKBy: /s/ James A. Hughes___________

James A. Hughes, President and CEO

ATTEST:UNITY BANCORP, INCBy:_/s/ James A. Hughes__________

James A Hughes, President and CEO

WITNESS:EXECUTIVE/s/ George Boyan_____________________________

Executive Vice President and Chief Financial Officer